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VirtualScopics Q3 2013 Earnings Call

Thursday, November 14, 2013 – 11 am (ET)

Conference Call Operator will introduce Nicole Schoenberg who will discuss the duration of the call, the format – she will also introduce management.

NICOLE :

Hello and thank you for joining us on our 3rd Quarter 2013 investor call at VirtualScopics. My name is Nicole Schoenberg, I am with FleishmanHillard, the Company’s retained investor relations firm. Thank you for taking the time to listen to our third quarter 2013 earnings call.

This call contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this presentation, statements that are not statements of current or historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “plan”, “intend”, “may,” “will,” “expect,” “believe”, “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to examine these and other risks and uncertainties detailed in VirtualScopics’ periodic public filings on file with the Securities and Exchange Commission.

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This call will run for approximately 30 minutes. We will begin with management introductions, followed by a brief Company overview. We will follow our prepared statements with a Q&A session. I will now turn this call over to VirtualScopics’ Interim President & CEO – Eric Converse.

ERIC CONVERSE:

Thanks Nicole. Hello and good day, with me today is Jim Groff our acting Chief Financial Officer.

Before I discuss our third quarter results, let me start by spending a minute to introduce myself. My name is Eric Converse. Prior to my role here at VirtualScopics, I was the Managing Director of Nedamco Capital, a privately-held international investment firm. During my time with Nedamco I have held multiple board and executive management seats on behalf of the firm, including serving as CEO. My passion lies in unlocking the potential in companies and assisting in driving them to success. In order to accomplish this, my experience has been to identify areas where an organization has opportunities and challenges, and then not be shy about discussing them. Once a Company is clear on its challenges it can focus on addressing these issues and leverage them into opportunities. Building trust among the key players and the entire team is critical to the success of such a process. I am very encouraged by the talent of the Virtual Scopic's management team and look forward to working with them and empowering them to fully utilize their talents and experiences in this industry.

While my background to date with VirtualScopics is limited – many of you will recall that I was elected to the board of directors in August of this year– I am confident in my ability to quickly learn the business and its culture. Ever more so, I am confident that my previous leadership experiences and external perspective will enable me to make a positive impact on VirtualScopics, so that we are continuing on the path to generating value for our customers, investors and employees. In my short time with the company, I am pleased with the reception I have received both internally and externally. And, I am very excited to have the opportunity to work with this unique and inspiring company, as well as our valued partners and customers.

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Jim will discuss the details of our third quarter results in a few minutes, but it goes without saying that the board and I believe that VirtualScopics has a unique set of assets that we intend to leverage and further develop. In saying this, we, just as you, are frustrated with the slowdown in the business revenues, as demonstrated in our third quarter results. However disappointed we are with the revenue, this is a reflection of our past performance relative to generating new business, while the awards and bookings are more appropriately reflecting where we are today and where we are headed. Having shared earlier today that the awards and bookings have doubled compared to last year, I am encouraged as to where we are headed

Our 2013 results are largely driven by the softness in bookings during 2012. As we are now feeling the effect from last year in our revenues, it is important for our shareholders to know that we working to fully understand why this softness occurred and making sure it does not happen again and that we continue on our path of increased awards and bookings.

During this period of transition for VirtualScopics, it is our objective to identify and retain the best talent to lead our company to a profitable future. For me, this time is about getting back to basics, finding out what’s working and what isn’t, asking the difficult questions, challenging the status quo, forcing these talented individuals to think bigger and broader, all with the aim to develop a cohesive strategy that will put VirtualScopics at the forefront of our industry. All of this starts with commitment and trust, it’s these things I embrace and believe they enabled me to help companies in the past. The commitment and trust is not only critical among our team members, but also with our customers. As we have been further developing current relationships and build new ones, we have been afforded the opportunity to develop that trust by showcasing the enhancements in our product offering. My goal is to foster a productive and healthy work environment for my VirtualScopics colleagues and continue to build and enhance our customer relationships. As I mentioned, VirtualScopics has many valuable assets and it will be my job to help unlock them, in doing this, it’ll take the commitment from everyone in the company along with a strong desire to win. Fortunately, I see this passion in all my colleagues at VirtualScopics. Although I don’t know you, our stockholders, yet, I feel a tremendous responsibility to regain our shareholder’s confidence in our company – much as the team has gained the confidence of our customers. I welcome this challenge and look forward to updating you on our progress during future calls. I would also like to mention that this situation did not happen overnight and that it will take a bit of time to recoup our value but as we sit here today – we believe we are on this path

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I will now take a few minutes to provide you an update on the business before I turn it over to Jim. As I mentioned, we had a challenging quarter both from a revenue and operating loss standpoint. The company has made cost reductions in order to better align costs with revenues, however, we are cognizant of the impact of ‘going too deep’ can have on our customers, therefore, although we are incurring losses, we believe that during this time of new growth it is important to protect the assets I have been referring to, two of which are our reputation and our personnel. It’s our personnel that are exceeding our customers’ expectations day in and day out and are and will be a catalyst to our success. Having said this, we are standing by our revenue guidance for 2013 of $10.5 - $11 million.

One of the early indicators into the health of our business today and in the future is the awards and bookings. While the impact to revenue can be slow, we are encouraged by the increase in awards and bookings activity in 2013. We currently have bookings and project awards of over $19 million for 2013. That is an increase of over 100% over last year.

We currently have bookings and project awards of over $19 million for 2013. That is an increase of over 100% over last year.

We do not anticipate seeing an immediate revenue appreciation from this activity rather it’ll be a slower ramp due to the timing of when the projects will start. At this time I feel it necessary to remind you our stockholders that like others in our industry, there is the risk of cancellation due to a drug’s inability to show efficacy during the trial or for other reasons.

In addition to the transition to new leadership I mentioned earlier, the board and I are also working with management to uncover other, tangential market opportunities for our quantitative imaging technology. Expanding our customer base and the use of our technology is key to us achieving future, sustained growth. Over the coming months we will take a hard look at the company’s opportunities in this area as well as personalized medicine and further develop our strategy on how best to position VirtualScopics.

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We believe the creation of a Scientific Advisory Board will be a critical element of ensuring we have the best brainpower associated with the company as well as the support of key individuals in the industry to assist in driving awareness, and ultimate wide spread market adoption, of VirtualScopics’ quantitative approach into new markets and settings.

In summary, the objectives during my time as interim CEO are; to provide consistent and committed leadership during this time of transition ; work with the board, management, and the Scientific Advisory Board when it’s created, to develop a strong and robust strategy to fully exploit the assets of the company all with the goal of creating a thriving work environment and solid customer relationships which, I believe will lead to stockholder value by creating a company that stands at the forefront of its industry. I will also lead the company in identifying critical qualities we will look for in the next CEO and work with the Board to find such a candidate. We are pleased to have Korn Ferry, a highly reputable search firm, working diligently on identifying leadership for us, although it is never easy to predict how long the process for recruiting leadership will be, we are confident that the nature of our business combined with the recent increase in our awards and bookings will attract a slate of highly capable individuals from which to select. Lastly, this period will give the Board an in depth look at the Company and a rare opportunity to fully and clearly understand its strengths and weaknesses. When this period concludes and the new CEO is selected, I look forward to returning to the Board and making myself available for an efficient transition to the new leadership.

As a final comment, I’d like to share that I was encouraged by my recent discussion with senior management at PPD, our alliance partner. We discussed and confirmed our mutual importance to one another and the need to focus on working more closely together on both our sales efforts and operations. Though this relationship has taken a bit longer to develop than expected, this year has been a clear indication of the benefit of such an investment in time and effort as PPD has been part of over 30% of our awards and booking so far in 2013

Now let me turn it over to Jim for a financial review.

JIM GROFF:

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Thanks Eric.

Hi, my name is Jim Groff and I am the acting CFO of VirtualScopics. Before I discuss the results for the third quarter I will provide a bit of my background. I’ve been in the accounting industry for over 22 years. My earlier years were spent in the manufacturing and banking industries and the last 8 years have been with VirtualScopics. My role at the company has been focused on developing our accounting systems and controls. I worked closely with Molly over the years on drafting our internal and external reports including our SEC filings and ensuring the accuracy of our financial statements. My years of experience at the company have afforded me the opportunity to develop a solid understanding of our business and our financial accounting system and controls.

My comments today will focus on our results for the third quarter and year to date ended September 30, 2013.

Starting with our statement of operations. Revenues for the quarter ended September 30, 2013 were $2.2 million compared to $3.3 million in the third quarter of 2012. Revenues for the nine months ended September 30, 2013 were $8.5 million compared to $10.4 million in 2012. As Eric mentioned, our 2013 revenues have been impacted by the softness that we experienced in new project bookings in 2012. Additionally, a large number of studies have closed out in 2013. During the life of a project, quite often there is an expansion in the size of the study however there are also situations where the sponsor, our customer, does not recruit the number of patients or number of sites as originally budgeted, in those cases there are dollars remaining at the end of the study. At the time the customer indicates the study is nearing its end, and after we do a final budget reconciliation, we remove any remaining amounts for the closed out, or soon to be closed out, project from our backlog. There were a high number of closeouts over the past nine months compared to the prior year and as a result, it has impacted our backlog and revenue stream from existing projects. This situation has also had an impact on our 2013 revenues. Currently our backlog stands at over $23 million in existing projects and approximately $7 million in project awards awaiting final budgets and a signed contract. This number compares to $29 million in existing projects and approximately $2 million in project awards awaiting a signed contract last year at this time.

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As Eric mentioned, we have seen a rebound in new business activity so far in 2013. Our RFP rate has been strong, both with our direct and PPD opportunities and from both existing and new clients. As a point of comparison, we have received 219 RFPs in 2013 compared to 177 in 2012, a 24% increase. If we are able to obtain final budgets and signatures of all of our awarded projects by the end of the year, our 2013 bookings will exceed previous year’s bookings by over a 100%.

For the three months ended September 30, 2013, our gross profit was approximately $800,000 compared to $1.5 million for the third quarter of 2012. Our gross margin for the three months ended September 30, 2013 was 37% compared to 44% for the third quarter of 2012. The decrease in our gross margin was primarily related to the reduction in revenues during the third quarter of this year. In our industry, there are a certain amount of fixed costs required to support the business, specifically, regulatory, quality and technical staff. As a result, our gross margin fluctuates with our revenues as these certain costs are predominantly required expenses in support of servicing our customers in this industry. On the flip side, these costs can support a high level of revenues thereby making the economies of scale strong in these areas.

Research & development costs decreased $34,000, or 8%, to $364,000 for the quarter ended September 30, 2013 compared to the third quarter of 2012. This reduction was a result of two fewer employees within our R&D group during the third quarter of 2013 compared to the third quarter of 2012. Our research and development efforts center around the refining of our processes through the use of our software platform in order to expand the nature of our services as well as to gain efficiencies which we believe will better allow us to drive improvements in our gross margin.

Sales & marketing costs increased 11%, or $33,000, to $345,000 for the three months ended September 30, 2013. Over the past year, we have increased our investments in our direct sales force and related activities. These activities include hiring sales managers, targeting educational webinars, more frequent interaction by our sales force with our current and potential customers, and a heavier presence at trade shows. We believe it’s these efforts that have been the driver to our improved booking performance in 2013.

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General and administrative costs for the quarter ended September 30, 2013 were $739,000, up $161,000, or 28%, when compared to total general and administrative costs in the third quarter of 2012 of $578,000. The increase is primarily due to professional costs associated with the reverse stock split as well as other related activities. General and administrative costs also include expenses and personnel costs within the quality, HR, IT, finance and administration groups, and also includes, board fees, legal and audit expenses, as well as public company related fees and filing costs.

Turning briefly to the balance sheet, our cash balance at September 30, 2013 was $7 million. Our cash position is strong. This strong cash position will enable us to invest wisely during this time of rebuilding. We will continue to monitor our expenses during this time of soft revenues but as Eric mentioned, we will protect the intangible assets of the company through smart and direct investments in our growth.

I will now turn it back over to Eric for his final comments.

ERIC CONVERSE:

Thanks Jim. Before we open up the call for questions, I’d like to spend a minute on our approach with the financial markets. We share your concerns over the pressure that has been put on our stock. We believe the best way to drive stockholder appreciation is through results. Over the coming months our focus will be on creating, communicating and ultimately executing on a strategy that leverages our strengths and challenges conventional approaches. It’s this focus and commitment that we believe will result in a much stronger company and it’s this focus and commitment that will create value for you our stockholders.